FOR IMMEDIATE RELEASE                            CONTACT:  Glenn Bozarth
April 16, 1996                                            (310) 252-3521



          MATTEL REPORTS RECORD FIRST QUARTER SALES AND EARNINGS
          ------------------------------------------------------



LOS ANGELES, April 16 -- Mattel, Inc. today reported record first quarter net income of $29.9 million or $.11 per share, up 11 percent from $27.0 million or $.09 per share in 1995. Net sales reached the record level of $585.9 million, up 8 percent from $543.6 million last year.

     "The clean retail sell-through we experienced at the end of 1995 resulted in strong demand for our product during what is traditionally our lowest volume quarter of the year," John W. Amerman, Mattel's chairman and chief executive officer, said.

     "The first quarter growth was fueled by excellent Barbie, Fisher-Price, Hot Wheels and Cabbage Patch performance. In fact, in some cases we were unable to meet consumer demand. The balance of the year will see many exciting new product introductions," Amerman said. "The second quarter release of the Disney animated adventure The Hunchback of Notre Dame; the third quarter launch of The Mighty Ducks television series, and the holiday release of the live action adaptation of 101 Dalmatians will all be


                                  -more-

2-2-2-2-2


supported with Disney toy lines by Mattel. In addition, the second half will see the introduction of Construx, a new construction product line; Wonder Tools, a joint effort of Fisher-Price and Compaq Computer Corporation, and Mattel Media CD-ROM software.

     "Based on our excellent product line, we are confident that Mattel will achieve its eighth consecutive year of record sales and record earnings in 1996," Amerman said.

     With $3.6 billion in annual revenues for 1995, Mattel is the worldwide leader in the design, manufacture and marketing of children's toys. Four principal core brands -- Barbie, Fisher-Price, Disney and Hot Wheels -- account for 80 percent of company sales. Headquartered in El Segundo, California, Mattel has offices and facilities in 36 countries and sells its products in more than 140 nations throughout the world.


                                   -###-

                        MATTEL, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE
                                                      THREE MONTHS ENDED
                                                  -------------------------
                                                   March 31,      March 31,
(In thousands, except per share amounts)             1996           1995
- ----------------------------------------          ----------     ----------
Net Sales                                         $  585,879     $  543,570
  Cost of sales                                      300,102        284,545
                                                  ----------     ----------
Gross Profit                                         285,777        259,025

  Advertising and promotion expenses                  80,289         78,600
  Other selling and administrative expenses          142,920        131,918
  Other expense (income), net                          3,665         (3,414)
                                                  ----------     ----------
Operating Profit                                      58,903         51,921
  Interest expense                                    14,418         11,077
                                                  ----------     ----------
Income Before Income Taxes                            44,485         40,844
  Provision for income taxes                          14,600         13,886
                                                  ----------     ----------
Net Income                                        $   29,885     $   26,958
                                                  ==========     ==========

   Net Income Per Share (a)                       $     0.11     $     0.09
                                                  ==========     ==========
Average Number of Common and Common
  Equivalent Shares Outstanding                      281,836        279,853
                                                  ==========     ==========


                                 MATTEL, INC. AND SUBSIDIARIES
                             CONDENSED CONSOLIDATED BALANCE SHEETS


                                                   March 31,       March 31,      Dec. 31,
(In thousands)                                       1996            1995           1995
- --------------                                    -----------    -----------    -----------
ASSETS
  Cash and marketable securities                  $    58,156    $    89,349    $   483,457
  Accounts receivable, net                            769,027        701,190        679,283
  Inventories                                         438,440        414,184        350,841
  Prepaid expenses and other current assets           172,987        202,915        177,238
                                                  -----------    -----------    -----------
    Total current assets                            1,438,610      1,407,638      1,690,819

  Property, plant and equipment, net                  522,513        429,983        499,314
  Other assets                                        498,518        500,845        505,376
                                                  -----------    -----------    -----------
    Total Assets                                  $ 2,459,641    $ 2,338,466    $ 2,695,509
                                                  ===========    ===========    ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
  Notes payable, net                              $    46,902    $   167,820    $    15,520
  Current portion of long-term liabilities              2,156          2,547         33,215
  Accounts payable and accrued liabilities            413,126        444,446        660,763
  Income taxes payable                                117,556        162,048        138,183
                                                  -----------    -----------    -----------
    Total current liabilities                         579,740        776,861        847,681

  Long-term debt                                      260,702        264,810        260,868
  Medium-Term notes                                   220,000        110,500        220,000
  Other long-term liabilities                          99,447         84,058         91,791
  Shareholders' equity                              1,299,752      1,102,237      1,275,169
                                                  -----------    -----------    -----------
    Total Liabilities and Shareholders' Equity    $ 2,459,641    $ 2,338,466    $ 2,695,509
                                                  ===========    ===========    ===========

(a) Share and per share data for the 1995 first quarter reflect the retroactive effect of a 5/4 stock split declared in February 1996.
